Exhibit 99.1
optionsXpress Announces First Quarter 2010 Results
CHICAGO, IL, April 27, 2010 — optionsXpress Holdings, Inc. (NasdaqGS: OXPS) today reported results for the three months ended March 31, 2010. Highlights from the first quarter 2010 included:
•	Revenues of $57.0 million, a 16% increase year-over-year

•	Net income of $11.9 million, $0.21 per diluted share

•	Daily average revenue trades (DARTs) of 44,600, a 5% decrease year-over-year

•	Net new account growth of 6,500 during the quarter, resulting in 357,700 customer accounts, a 9% increase year-over-year

•	Ending customer assets of $7.5 billion, a 47% increase year-over-year
“We saw improvements in many of our key long-term growth metrics at optionsXpress in the first quarter despite macroeconomic conditions that we believe continue to temper account acquisition efforts and trading activity,” remarked David Fisher, Chief Executive Officer of optionsXpress. “We added new customers, saw strong growth in margin balances and our customer assets ended the quarter at a record $7.5 billion, which is 47% higher than a year ago and 25% higher than when the market peaked in October 2007. These attractive core trends reinforce our belief that the ongoing investments we are making in our business have strengthened the core franchise.”
For the first quarter, total DARTs were 44,600, down 5% from 46,800 during the first quarter of 2009, and up 5% from 42,600 for the fourth quarter of 2009. Retail DARTs were 30,300 during the first quarter, down 4% from the first quarter of 2009, and down slightly compared to the fourth quarter. Institutional DARTs were 14,300 during the first quarter, down 5% from the first quarter of 2009, and up 17% from the fourth quarter.
Total net revenues increased 16% over the first quarter of 2009, but decreased 5% when compared to the fourth quarter of 2009. Resulting net income was $11.9 million, or $0.21 per diluted share, a 12% decrease from the $13.6 million reported in the first quarter of 2009. First quarter results include approximately $750,000 in severance expense related to the departure of an executive officer during the quarter.
“We increased our advertising spend in the first quarter as planned in anticipation of a better seasonal new account environment,” commented Adam DeWitt, Chief Financial Officer of optionsXpress. “We did begin to see some improvement in March as net new accounts reached their highest level since October 2009 and we have seen this improvement continue into April.”
Outlook

Mr. Fisher concluded, “We have a number of reasons to maintain an optimistic view of the future. We have been able to grow our customer base meaningfully while maintaining strong profitability and good margins in the brokerage business in a difficult macro environment. As we move closer to an economic recovery, our efficient operations will allow us to generate significant leverage as trading activity improves and interest rates rise. Finally, we have a strong balance sheet that gives us the flexibility to be opportunistic. We believe that these factors demonstrate that our strategy of being the premier destination for self-directed investors who want to use derivatives will generate strong long-term earnings growth for our shareholders.”
Conference Call
A conference call will be broadcast live on Tuesday, April 27, 2010, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) at www.optionsxpress.com/investor. An online replay will be available approximately two hours after the call and can be accessed in the Investor Relations’ Calendar of Events portion of the website.
About optionsXpress Holdings, Inc.
optionsXpress Holdings, Inc., a pioneer in equity options and futures trading, offers an innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. optionsXpress Holdings subsidiaries include optionsXpress, Inc., a retail online brokerage specializing in options and futures, brokersXpress, LLC, an online trading and reporting platform for independent investment professionals, Open E Cry, LLC, an innovative futures broker offering direct access futures trading for high volume commodities and futures traders through its proprietary software platform, and Optionetics, Inc, a leading provider of investment education services, including live seminars, proprietary software analytics, online and offline educational products and individual coaching.
More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.
Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “feel,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.
FOR FURTHER INFORMATION:

Investor Inquiries:
Jim Polson
FD
(312) 553-6730
or
Media Inquiries:
Patrick Van De Wille
FD
(312) 553-6704

optionsXpress Holdings, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(Unaudited)

	Three Months Ended
	March 31,	March 31,	Change
	2010	2009	$	%
Revenues:
Commissions	$39,598	$38,089	$1,509	4%
Other brokerage-related revenue	4,498	6,297	(1,799)	(29%)
Interest revenue and fees	4,767	4,380	387	9%
Interest expense	(51)	(62)	11	(18%)

Net interest revenue and fees	4,716	4,318	398	9%
Education revenues	7,530	—	7,530	n/a
Other income	689	590	99	17%

Net revenues	$57,031	$49,294	$7,737	16%

Expenses:
Compensation and benefits	$11,648	$8,374	$3,274	39%
Brokerage, clearing and other related expenses	9,018	7,190	1,828	25%
Brokerage advertising	4,369	5,789	(1,420)	(25%)
Education marketing and fulfillment	5,295	—	5,295	n/a
Depreciation and amortization	2,291	1,992	299	15%
Other general and administrative	5,576	4,754	822	17%

Total expenses	38,197	28,099	10,098	36%

Income before income taxes	18,834	21,195	(2,361)	(11%)
Income taxes	6,946	7,639	(693)	(9%)

Net income	$11,888	$13,556	($1,668)	(12%)

Basic earnings per share	$0.21	$0.23	($0.02)	(9%)
Diluted earnings per share	$0.21	$0.23	($0.02)	(9%)

Weighted average shares outstanding — basic	57,465	58,467	(1,002)	(2%)
Weighted average shares outstanding — diluted	57,655	58,551	(896)	(2%)

optionsXpress Holdings, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	Period Ended
	March 31,	December 31,	Change
	2010	2009	$	%
Assets:
Cash and cash equivalents	$163,706	$178,989	($15,283)	(9%)
Cash and investments segregated in compliance with federal regulations	852,741	881,210	(28,469)	(3%)
Receivables from brokerage customers, net	205,568	149,871	55,697	37%
Receivables from brokers, dealers and clearing organizations	33,816	110,779	(76,963)	(69%)
Investments in securities	63,962	70,850	(6,888)	(10%)
Deposits with clearing organizations	20,438	30,245	(9,807)	(32%)
Fixed assets, net	12,787	13,263	(476)	(4%)
Goodwill	81,590	81,590	—	0%
Other intangible assets, net	6,104	6,525	(421)	(6%)
Other assets	41,463	22,999	18,464	80%

Total assets	$1,482,175	$1,546,321	($64,146)	(4%)

Liabilities and stockholders’ equity:

Liabilities
Payables to brokerage customers	$1,084,102	$1,179,204	($95,102)	(8%)
Payables to brokers, dealers and clearing organizations	1,974	144	1,830	n/m
Accrued liabilities and accounts payable	17,433	19,027	(1,594)	(8%)
Current and deferred income taxes	4,015	193	3,822	n/m
Other liabilities	53,521	36,878	16,643	45%

Total liabilities	1,161,045	1,235,446	(74,401)	(6%)

Stockholders’ equity	321,130	310,875	10,255	3%

Total liabilities and stockholders’ equity	$1,482,175	$1,546,321	($64,146)	(4%)

optionsXpress Holdings, Inc.
Statistical Operating Data

	Three Months Ended
	March 31,	March 31,	Change
	2010	2009	$ or #	%
Number of customer accounts (at period end)(1)	357,700	328,300	29,400	9%
Daily average revenue trades (“DARTs”) (2)
Retail DARTs	30,300	31,700	(1,400)	(4%)
Institutional DARTs	14,300	15,100	(800)	(5%)

Total DARTs	44,600	46,800	(2,200)	(5%)
Customer trades per account (3)	31	35	(4)	(11%)
Average commission per trade	$14.55	$13.33	$1.22	9%
Option trades as a % of total trades	42%	39%	3%
Brokerage advertising expense per net new customer account (4)	$672	$597	$75	13%
Total client assets (000s)	$7,504,799	$5,097,637	$2,407,162	47%
Client margin balances (000s)	$195,520	$112,962	$82,558	73%

(1)	Customer accounts are open, numbered accounts.

(2)	DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.

(3)	Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.

(4)	Calculated based on total net new customer accounts opened during the period.
optionsXpress Holdings, Inc.
Segment Information
In thousands
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2010	2009
Revenue
Brokerage Services	$49,491	$49,294
Education	8,014	—
Eliminations	(474)	—

Revenue	$57,031	$49,294

Income/(loss) before income taxes
Brokerage Services	$20,336	$21,195
Education	(1,502)	—

Income before income taxes	$18,834	$21,195